Exhibit 10.19

EURONAV NV

December 20, 2017

PRIVATE AND CONFIDENTIAL

International Seaways, Inc.

c/o International Seaways Ship Management LLC

600 Third Avenue 39th Floor

New York, NY 10016

Re:	Binding Letter of Intent

Dear Lois and Jeff,

The purpose of this binding letter of intent (this “LOI”) is to confirm and set forth the terms and conditions of an agreement between Euronav NV, a limited liability company incorporated under the laws of Belgium (“Euronav”), and International Seaways, Inc., a corporation incorporated under the laws of the Marshall Islands (“Seaways” and together with Euronav, the “Parties”, and each a “Party”), relating to the Acquisition (as defined in paragraph 1).

2.	Acquisition and Consideration. Concurrently with the execution and delivery of this LOI, Euronav has entered into an agreement and plan of merger (the “GNRT Agreement”) pursuant to which a subsidiary of Euronav will merge with and into Gener8 Maritime, Inc. (“GNRT”) and GNRT will become a wholly owned subsidiary of Euronav (such transaction, the “GNRT Transaction”). Subject to the terms and conditions set forth herein, Euronav agrees to sell, and Seaways agrees to purchase, directly or indirectly, all right, title and interest in and to all of the issued and outstanding shares of Gener8 Maritime Subsidiary VII Inc. (“HoldCo”), a corporation incorporated under the laws of the Marshall Islands, for the purchase price set forth on Exhibit A (the “Purchase Price”), net of assumed debt (such transaction, the “Acquisition”). Euronav represents and warrants that it has been advised by GNRT that HoldCo is the sole member of each of the Marshall Islands limited liability companies identified on Exhibit A (collectively, the “SPVs”), and each of the SPVs in turn holds title to the vessel listed next to its name on Exhibit A (each, a “Vessel”, and collectively, the “Vessels”) and that, to its knowledge, neither HoldCo nor any of the SPVs has, or has had, any material assets, liabilities or operations other than the Vessels and financing obligations relating thereto. The net Purchase Price shall be payable in cash at the closing of the Acquisitions (the “Closing”).

3.	Representations and Warranties of the Parties. Each Party represents and warrants to the other that as of the execution and delivery of this LOI:

a.	it is a limited liability company or a corporation, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite organizational power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties;

b.	it has the requisite organizational power and authority to execute and deliver this LOI and to perform its obligations hereunder;

c.	the execution and delivery by it of this LOI have been duly authorized by all necessary limited liability company action or corporate action, as the case may be, and this LOI constitutes a valid and binding obligation of it enforceable against it in accordance with its terms; and

d.	neither the execution and delivery by it of this LOI, nor the consummation by it of the transactions contemplated hereby, will contravene, conflict with or constitute a violation of any provision of (a) its organizational or governing documents or (b) any contract to which it is a party, subject to, in the case of Euronav, receipt of the consents and approvals required under paragraph 3(g).

4.	Conditions to Closing. The obligation of Seaways, and, with respect to part (i) of paragraph 3(a) only, Euronav, to consummate the Acquisition shall be subject to the following conditions:

1.	(i) consummation of the GNRT Transaction (ii) on terms that do not materially impede, interfere with, prevent, delay or limit the economic benefit to Seaways of the Acquisition;

2.	amendment of Seaways’ existing term loan credit facility as required to finance and/or consummate the Acquisition, on terms and conditions reasonably acceptable to Seaways;

3.	Seaways’ receipt of financing necessary to consummate the Acquisition, including from third-party financing and/or the assumption of the debt currently secured by the Vessels, in each case on terms and conditions reasonably acceptable to Seaways;

4.	completion of Seaways’ due diligence, as provided in paragraph 5, to its reasonable satisfaction;

5.	execution and delivery by Seaways and Euronav of (i) a stock purchase agreement providing for the Acquisition on terms and conditions reasonably satisfactory to Seaways, including as necessary to reflect the specific terms set forth herein and to contain customary representations and warranties with respect to true and accurate disclosure by Euronav and (ii) any necessary related agreements ((i) and (ii) collectively, the “Stock Purchase Agreement”), and the satisfaction or waiver of the customary closing conditions set forth therein;

6.	receipt of all required regulatory approvals, including, without limitation, any anti-trust or anti-competition approvals; and

7.	receipt of all third-party consents and approvals necessary for Euronav to sell HoldCo.

4.	Reasonable Best Efforts. Each of Euronav and Seaways shall use its reasonable best efforts to satisfy the conditions provided in paragraph 3 and to consummate the Acquisition in a timely manner subject to consummation of the GNRT Transaction; provided that such efforts shall not require Seaways to expend any monies or deliver anything of value which Seaways determines would be unreasonably material, in order to obtain any consent or approval required under paragraph 3. Each of Euronav and Seaways shall use its reasonable best efforts to negotiate, prepare and execute within ninety (90) days from the date hereof the definitive Stock Purchase Agreement. Euronav agrees not to amend, modify, terminate or waive any provision set forth in the GNRT Agreement, or otherwise take any action, that would reasonably be expected to impede, interfere with, prevent, delay or limit the economic benefit to Seaways of the Acquisition or the other transactions contemplated hereby.

5.	Due Diligence. Following the execution of this LOI, and until the earlier of (a) the termination of this LOI in accordance with paragraph 7 and (b) the Closing, Euronav shall and shall cause GNRT to permit Seaways and Seaways’ attorneys, financial advisors, accountants and other representatives and agents to conduct a due diligence investigation of HoldCo, the SPVs, the Vessels, any third-party debt secured by such Vessels and any related contractual arrangements (including but not limited to charter, pool or vessel management agreements), and in connection therewith, Euronav shall, and shall cause GNRT to, (i) provide (and cause its officers and other representatives to provide) such assistance and cooperation as is reasonably requested by Seaways, (ii) provide Seaways and its representatives full access to (A) the accounting books and other business and financial records, plans, reports and documents related to HoldCo, the SPVs, their respective current and former assets, liabilities and operations, the Vessels and all other information reasonably requested by Seaways, including but not limited to: the complete vessel building contracts, technical records, specification and makers list, copies of all correspondence and notes pre- and post-delivery with the manager, owner and shipyard in respect of the Vessels’ performance and all warranty issues, disputes and claims and (B) each Vessel’s superintendent employed by the third party ship manager and (iii) use reasonable best efforts to provide Seaways and its representatives reasonable access to no fewer than two (2) of the Vessels, selected by Seaways in consultation with Euronav.

6.	Exclusivity. Following the execution and delivery of this LOI, and until the termination of this LOI in accordance with paragraph 7, Euronav shall not, and shall cause GNRT not to directly or indirectly solicit, encourage, facilitate, discuss, entertain or accept any other inquiry, offer, bid, proposal or expression of interest to (i) purchase any of the SPVs, the Vessels or HoldCo or (ii) enter into any other transaction which would reasonably be expected to impede, interfere with, prevent, delay or limit the economic benefit to Seaways of the Acquisitions or the other transactions contemplated hereby.

7.	Termination. The provisions of this LOI shall terminate on the earliest to occur of (a) termination of the GNRT Agreement in accordance with its terms, (b) breach by a Party of any representation, warranty, covenant or agreement set forth in this LOI notified by the non-breaching Party announcing its intent to terminate, provided that if curable, such termination shall not occur if such breach has been cured within a period of ten (10) days following such notification, (c) delivery of written notice by either Party on or after March 31, 2018; provided the Party seeking to terminate this LOI is not then in material breach hereof, or (d) execution and delivery of the Stock Purchase Agreement by each of Euronav and Seaways. In the event of such termination, the provisions of this LOI shall terminate and be of no further force or effect, other than paragraphs 7 through 17 which shall survive termination.

8.	Break-Up Fee. In the event that this LOI has been terminated pursuant to (i) paragraph 7(a), (ii) paragraph 7(b) due to a breach by Euronav of this LOI, or (iii) paragraph 7(c), other than as the direct result of a failure of one of the conditions set forth in paragraph 3(b), 3(c), 3(d), 3(e) (but only as a result of Seaways’ failure to execute a Stock Purchase Agreement that is reasonably satisfactory to it) or 3(f), and provided that in the case of a termination pursuant to clause (i), (ii) or (iii) above, Euronav has received a break-up fee under the GNRT Agreement or if the GNRT Transaction is consummated (unless termination of the LOI shall be attributable to actions or inactions of Seaways), then Euronav shall pay to Seaways a break-up fee equal to $5,000,000, by wire transfer of immediately available U.S. dollar funds, within two (2) business days following such termination or consummation of the GNRT Transaction, as the case may be. In the event this LOI shall terminate under any other circumstance, Euronav shall have no other liability hereunder. In the event this LOI shall terminate under any circumstance other than as a result of a breach by Seaways of any representation, warranty, covenant or agreement set forth in this LOI, Seaways shall have no liability hereunder.

9.	Fees and Expenses. Except as provided in paragraph 8, Euronav and Seaways shall each bear its own fees and expenses, including, without limitation, fees and expenses of financial, legal and accounting advisers and other outside consultants, incurred in connection with the preparation, negotiation and execution of this LOI or otherwise related to the transactions contemplated hereby.

10.	Confidentiality. Subject to paragraph 12, this LOI and the matters set forth herein, including the parties’ interest in pursuing the Acquisition, are Confidential Information as defined by that certain confidentiality agreement dated November 22, 2017, by and between Euronav and Seaways, and shall be governed by the terms and conditions set forth therein.

11.	No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing in this LOI is intended or shall be construed to confer upon any person or entity other than Euronav and Seaways and their respective successors or assigns, any rights or remedies under or by reason of this LOI.

12.	Public Announcements. Euronav and Seaways shall work together to coordinate public but separate announcements of the transactions contemplated by this LOI (which have been approved by GNRT), to be released as concurrently as possible with (but in no event prior to) the announcement made by Euronav that it has signed a definitive agreement in connection with the GNRT Transaction (provided that reference to the transactions contemplated by this LOI (including Seaways involvement therewith) may be included in the public announcement made in connection with the GNRT Transaction without such consent. Notwithstanding the foregoing, except as and to the extent required by law or to effectuate the Acquisition, each of Euronav and Seaways agrees not to make any other public announcements concerning the subject of this LOI without the prior written consent of the other Party and GNRT, and each Party shall direct its representatives not to make, directly or indirectly, any press release, public comment, statement or other communication or announcement with respect to the Acquisition between the Parties or any of the terms, conditions or other aspects of the transactions contemplated by this LOI. To the extent any such disclosure is required by law, the party required to disclose such information shall notify the other party in writing and obtain its consent to the form and content of such disclosure (which consent shall not be unreasonably withheld, conditioned or delayed).

13.	Assignment. Neither Euronav nor Seaways may assign any of its rights, interests or obligations under this LOI without the prior written approval of the other party. Notwithstanding the prior sentence, (i) Seaways may assign to any of its affiliates any or all of Seaways’ rights or interests hereunder and (ii) Euronav may assign to any of its affiliates any or all of Euronav’s rights or interests hereunder; provided in each case that any such assignment shall not relieve the assigning Party of its obligations hereunder.

14.	Specific Performance. Each of Euronav and Seaways agrees that irreparable damage to the other party would occur in the event that the provisions of this LOI were not performed in accordance with their specific terms or otherwise were breached. Accordingly, each party agrees that the other party shall be entitled to equitable relief to enjoin and prevent breaches of such provisions and to specifically enforce the terms of such provisions, without posting any bond or other security.

15.	Governing Law. This LOI shall be governed and construed in accordance with the laws of the State of New York. Each of Euronav and Seaways irrevocably agrees that any legal action or proceeding arising out of or relating to this LOI brought by either party or its successors or permitted assigns shall be brought and determined exclusively in any federal court of the Southern District of New York or, if such court does not have jurisdiction, any state court located in New York County, State of New York, and each party (a) hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself with regard to any such action or proceeding arising out of or relating to this LOI or the transactions contemplated hereby, (b) waives any objection (by way of motion, as a defense or otherwise) of improper venue in any such legal action, suit or proceeding in such courts, and (c) waives any objection (by way of motion, as a defense or otherwise) that such courts are an inconvenient forum or do not have jurisdiction over any party hereto. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES TO THIS LOI WAIVE TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS LOI.

16.	Modification and Amendment. This LOI may be modified or amended only by a written instrument executed by each of Euronav and Seaways. If any term, provision covenant or restriction of this LOI is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this LOI shall remain in full force and effect to the fullest extent possible and shall in no way be affected, impaired or invalidated.

17.	Counterparts. This LOI may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. A facsimile copy or electronic Portable Document Format (.pdf) file of any executed counterpart hereof will have the same legal effect as the original.

Sincerely,

EURONAV NV

By:	/s/ H. de Stoop

Name:	H. de Stoop

Title:	CFO

By:	/s/ Egied Verbeeck

Name:	Egied Verbeeck

Title:	General Counsel

Agreed and Accepted on the terms set forth above:

INTERNATIONAL SEAWAYS, INC.

By:	/s/ Jeffrey D. Pribor

Name:	Jeffrey D. Pribor

Title:	SVP and CFO

EXHIBIT A

SPV Name	Vessel Name	Year Build	Agreed Value (in millions of USD)
Gener8 Strength LLC	Gener8 Strength	2015	69
Gener8 Supreme LLC	Gener8 Supreme	2016	73
Gener8 Success LLC	Gener8 Success	2016	73
Gener8 Andriotis LLC	Gener8 Andriotis	2016	73
Gener8 Chiotis LLC	Gener8 Chiotis	2016	73
Gener8 Miltiades LLC	Gener8 Miltiades	2016	73
TOTAL			434